ARTICLES SUPPLEMENTARY

OHIO NATIONAL FUND, INC.

Ohio National Fund, Inc. a Maryland corporation registered as an open-end company under the Investment Company Act of 1940, as amended, hereby files these Articles Supplementary for record in connection with the classification of certain shares of its common stock.

FIRST: Pursuant to resolutions duly adopted at a meeting, the Board of Directors has renamed the following classes of shares:

Current Name	New Name
ON Omni Portfolio	ON BlackRock Balanced Allocation Portfolio
ON Bristol Portfolio	ON BlackRock Advantage Large Cap Core Portfolio
ON Bristol Growth Portfolio	ON BlackRock Advantage Large Cap Growth Portfolio
ON Bryton Growth Portfolio	ON BlackRock Advantage Small Cap Growth Portfolio

Wherefore, Ohio National Fund, Inc. has caused these Articles Supplementary to be executed in Montgomery, Ohio, by its authorized officers this 4th day of March, 2019.

OHIO NATIONAL FUND, INC.

By: /s/ Michael DeWeirdt	Attest: /s/ Kimberly Plante
Michael DeWeirdt, President	Kimberly Plante, Secretary

STATE OF OHIO	)
) ss:
COUNTY OF HAMILTON	)

I hereby certify that on the 4th day of March, 2019 before me, the subscriber, a Notary Public of the State of Ohio in and for the County aforesaid, personally appeared Michael DeWeirdt, President of Ohio National Fund, Inc., a Maryland corporation, and acknowledged the foregoing Articles Supplementary to be the act and deed of said corporation, and that the matters set forth in said Articles Supplementary with respect to authorization and approval are true to the best of his knowledge, information and belief.

WITNESS my hand and Notarial Seal the day and year last above written.

/s/ Rebekah Brock
Notary Public